Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CINEMARK USA, INC.

ARTICLE ONE
     Cinemark USA, Inc. (the “Corporation”), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and which contain no other change in any provision thereof.
ARTICLE TWO
     The Articles of Incorporation of the Corporation are amended by the Amended and Restated Articles of Incorporation. The amendment alters or changes Articles VI and VIII, adds new Article IX and X and renumbers the succeeding Articles, and the full text of each provision altered, together with the entire text of the Amended and Restated Articles of Incorporation, is as follows:
I.
     The name of the Corporation is Cinemark USA, Inc.
II.
     The period of its duration is perpetual.
III.
     The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.
IV.
     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 12,000,000, of which 1,000,000 shares are of a class designated Preferred Stock having $1.00 par value, 10,000,000 are of a class designated Class A Common Stock having a par value of $.01 per share, and 1,000,000 shares are of a class designated Class B Common Stock having no par value. The preferences, limitations and relative rights of the Preferred Stock, the Class A Common Stock and the Class B Common Stock shall be as follows:

DIVISION A
THE PREFERRED STOCK
     1. The shares of Preferred Stock, $1.00 par value, may be divided into and issued in series. Each such series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the Preferred Stock shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:
a.	cumulative or noncumulative dividends;

b.	the rate of dividend;

c.	the price at, and the terms and conditions at which shares may be redeemed;

d.	the amount payable upon shares in the event of involuntary liquidation;

e.	the amount payable upon shares in the event of voluntary liquidation;

f.	mandatory or optional sinking fund provision, if any, for the redemption or purchase of shares;

g.	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

h.	voting rights, including the number of votes per share, or any fraction thereof, the matters on which such shares can vote and the contingencies which make such voting rights effective.
     2. The Board of Directors of the Corporation is hereby authorized, from time to time, by resolution or resolutions providing for the issuance thereof, to divide the shares of Preferred Stock into and to establish series of Preferred Stock, to designate each such series, to fix and determine the relative rights and preferences of the shares of any series so established, and to issue and sell any and all of the authorized and unissued shares of Preferred Stock as shares of any series thereof established by action of the Board of Directors pursuant hereto.
     3. Voting Powers.
a.	Except as provided by law, as set forth herein or as may be provided with respect to any series by the Board of Directors pursuant to the authority granted hereinabove in Section 2 hereof, the holders of Preferred Stock shall not have any right to vote for any purpose or on any matter whatsoever, all such voting power being vested exclusively in the shares of Class A Common Stock of the Corporation. Holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders of the Corporation at which they are not entitled to vote.

b.	The holders of shares of any and all series of Preferred Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any proposed amendment to these Articles of Incorporation, if such amendment would (i) increase or decrease the aggregate number of authorized shares of Preferred Stock, (ii) increase or decrease the par value of shares of Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or a part of the shares of Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Preferred Stock, (v) change the designations, preferences, limitations or relative rights of any series of Preferred Stock at any time outstanding in those respects in which the shares thereof vary from shares of other series of Preferred Stock at the time outstanding, (vi) change the shares of Preferred Stock, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or another class or classes, (vii) create a new class of shares of stock having rights and preferences equal, prior or superior to the shares of the Preferred Stock, or increase the rights and preferences of any class having rights and preferences equal, prior or superior to the shares of the Preferred Stock, or increase the rights and preferences of any class having rights or preferences later or inferior to the shares of the Preferred Stock in such a manner as to become equal, prior or superior to the shares of the Preferred Stock or (viii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Preferred Stock, and no such proposed amendment shall be deemed to have been adopted and approved without the affirmative vote of holders of that number of shares of Preferred Stock then outstanding which shall be required pursuant to the provisions of the Texas Business Corporation Act in effect at the time of such vote.
c.	The holders of shares of any series of Preferred Stock outstanding on the record date fixed for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any resolution authorizing (i) any plan of merger or plan of consolidation involving the Corporation, (ii) the dissolution of the Corporation, and (iii) the sale, lease, exchange or other disposition of all, or substantially all of the property and assets of the Corporation, if not made in the regular course of business, and no such resolution shall be deemed to have been adopted and approved without the affirmative vote of holders of that number of shares of Preferred Stock then outstanding which shall be required pursuant to that provision of the Texas Business Corporation Act in effect at the time of such vote.
     4. The following provisions shall apply to all shares of the Preferred Stock irrespective of series:
a.	To the extent that dividends are declared with respect to the Preferred Stock, the holders of Preferred Stock of each such series shall be entitled to receive on the dates and for the periods hereafter specified by the Board of Directors, dividends in cash or property, payable when, if and as declared by the Board of Directors out of any funds legally available therefor, at such rates as shall be determined by the Board of Directors for the respective series, from the date upon which such shares have been originally issued with respect to any cumulative series of Preferred Stock or from such date specified by the Board of Directors with respect to any noncumulative series of Preferred Stock.
b.	In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntarily or involuntarily, the holders of Preferred Stock of each series then outstanding, shall be entitled to receive in cash out of the assets of the Corporation, whether capital or surplus or otherwise, before any distribution of the assets shall be made to the holders of Class A Common Stock or Class B Common Stock or of any other class of stock ranking junior to the Preferred Stock as to dividends or assets, the amount determined by the Board of Directors, pursuant to the authority granted hereinabove in Section 2 hereof with respect to the Preferred Stock to be payable on the shares or such series in the event of voluntary or involuntary dissolution, liquidation or winding up, as the case may be, and with respect to any cumulative series of Preferred Stock, together with unpaid accumulated dividends, if any, whether such dividends are earned, declared or otherwise, to the date fixed for such payment, and, with respect to any noncumulative series of Preferred Stock, together with declared but unpaid dividends, if any, to the date fixed for such payment. If the assets shall not be sufficient to pay in full the amounts so determined to be payable on all shares of the Preferred Stock in the event of such voluntary or involuntary dissolution, liquidation or winding up, as the case may be, then the assets available for payment shall be distributed ratably among the holders of the Preferred Stock of all series in accordance with the amounts so determined to be payable on the shares of each series in the event of voluntary or involuntary dissolution, liquidation or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all dividend arrearages, to which they are respectively entitled. After payment to the holders of the Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of Preferred Stock will have no other rights or claims to any of the remaining assets of the corporation either upon distribution of such assets or upon dissolution, liquidation or winding up. The sale of all or substantially all the property of the Corporation to, or the merger, consolidation or reorganization of the Corporation into or with, any other corporation, or the purchase or redemption by the Corporation of any shares of its Preferred Stock, or its Class A or Class B Common Stock or any other class of its stock shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

c.	Upon any issue for money or other consideration of any stock of the Corporation that may be authorized from time to time, or treasury stock, no holder of Preferred Stock shall have any preemptive or other right to subscribe for, purchase, or receive any proportionate or other shares of the stock so issued, but the Board of Directors may dispose of all or any portion of such stock as and when it may determine, free of any such rights, whether by offering the same to shareholders or by sale or other disposition as said Board of Directors may deem advisable.
DIVISION B
PROVISIONS APPLICABLE TO
CLASS A COMMON STOCK AND CLASS B COMMON STOCK
     The following provisions shall apply to all shares of Class A Common Stock and Class B Common Stock:
     1. Dividends. Subject to the provisions of Paragraph 4(a) of Division A hereinabove and after making such provisions, if any, as may be required for any mandatory sinking fund applicable to any series of Preferred Stock, dividends may be paid upon the Class A Common Stock and Class B Common Stock to the exclusion of the Preferred Stock out of any funds of the Corporation legally available therefor.
     2. Distribution of Assets. In the event of any dissolution, liquidation or winding up of the Corporation, after there shall have been paid or set aside in cash for the holders of Preferred Stock the full preferential amounts, together with any and all dividend arrearages, to which they are entitled pursuant to the provisions of Division A hereinabove, the holders of the Class A Common Stock and Class B Common Stock shall then be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to shareholders of the Corporation.
     3. Preemptive Rights. No shareholder of the Corporation shall, by reason of his holding shares, have any preemptive or preferential right to purchase or subscribe to any unissued or treasury shares of any class of the Corporation now or hereafter to be authorized, to any rights or options to subscribe for, purchase or otherwise acquire any then unissued or treasury shares of any class of the Corporation, or to any notes, bonds or debentures of the Corporation; and the Board of Directors may issue any such shares, rights, options, notes, bonds or debentures without offering any of the same to the existing shareholders of the Corporation.
DIVISION C
CLASS A COMMON STOCK
     Voting Powers. The holders of the Class A Common Stock shall have exclusive voting rights, except as provided hereinabove in Section 3 of Division A hereof or pursuant to Division D hereof, for all purposes and on all matters, and each holder of the Class A Common Stock shall be entitled to one vote for each share held on every matter submitted to a vote at any meeting of shareholders of the Corporation; provided, however, that such holder was an owner of record on the record date established for any such meeting.

DIVISION D
CLASS B COMMON STOCK
     1. Voting Powers.
a.	Except as provided by law, or as set forth herein, the holders of Class B Common Stock shall not have any right to vote for any purpose or on any matter whatsoever, all such voting power being vested exclusively in the shares of Class A Common Stock of the Corporation. Holders of Class B Common Stock shall not be entitled to receive notice of any meeting of shareholders of the Corporation at which they are not entitled to vote.

b.	The holders of shares of Class B Common Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any proposed amendment to these Articles of Incorporation, if such amendment would (i) increase or decrease the aggregate number of authorized shares of Class B Common Stock, (ii) increase or decrease the par value of shares of Class B Common Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Class B Common Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Class B Common Stock, (v) change the designations, preferences, limitations or relative rights of Class B Common Stock at any time outstanding in those respects in which the shares thereof vary from shares of other classes of Common Stock at the time outstanding, (vi) change the shares of Class B Common Stock, whether with or without par value, into the same or a different number of shares, either with or without par value, of the same class or another class or classes or (vii) create a new class of shares of stock having rights and preferences equal, prior or superior to the shares of Class B Common Stock, or increase the rights and preferences of any class having rights and preferences equal, prior or superior to the shares of Class B Common Stock, or increase the rights and preferences of any class having rights or preferences later or inferior to the shares of Class B Common Stock in such a manner as to become equal, prior or superior to the shares of Class B Common Stock, and no such proposed amendment shall be deemed to have been adopted and approved without the affirmative vote of holders of that number of shares of Class B Common Stock then outstanding which shall be required pursuant to the provisions of the Texas Business Corporation Act in effect at the time of such vote.

c.	The holders of shares of Class B Common Stock outstanding on the record date fixed for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any resolution authorizing (i) any plan of merger or plan of consolidation involving the Corporation, (ii) the dissolution of the Corporation, and (iii) the sale, lease, exchange or other disposition of all, or substantially all of the property and assets of the

Corporation, if not made in the regular course of business, and no such resolution shall be deemed to have been adopted and approved without the affirmative vote of holders of that number of shares of Class B Common Stock then outstanding which shall be required pursuant to that provision of the Texas Business Corporation Act in effect at the time of such vote.
     2. Conversion Rights.
a.	Any holder of shares of Class B Common Stock may at any time convert any or all of such shares into an equal number of shares of Class A Common Stock of the Corporation. Such right shall be exercised by the giving of written notice by such holder to the Corporation setting forth his election to convert and by the surrender of the stock certificate or certificates representing the shares of Class B Common Stock to be converted and the delivery to the Corporation, at its stock transfer office or agency in Dallas, Texas or at any place or places where the Corporation shall maintain a transfer agency, of such other instruments of conversion and/or transfer, in form satisfactory to the Corporation, duly executed by such holder or his duly authorized attorney. As promptly as practicable after compliance by a holder of shares of Class B Common Stock with the procedures of conversion described in this section 2, the Corporation will deliver to such holder one or more certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may have directed. A conversion shall be deemed to have been made immediately prior to the close of business on the date on which the holder complies with all of the requirements for conversion herein. All rights of any such holder arising from ownership of shares of Class B Common Stock shall cease upon such conversion. The person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and shall then have and then may exercise all the rights and powers appertaining thereto. All shares of Class A Common Stock which may be issued upon conversion as described herein will, upon issuance, be fully paid and nonassessable. Any share of Class B Common Stock that has been converted into a share of Class A Common Stock shall be retired and cancelled and may not be reissued.
V.
     The street address of the registered office of the Corporation is Suite 800-LB9, 7502 Greenville Avenue, Dallas, Texas 75231 and the name of its registered agent at such address is Lee Roy Mitchell.

VI.
     The number of directors constituting the Board of Directors is seven. The current Board of Directors consists of five members, leaving two vacancies. The names and addresses of the persons who are to serve as directors until the annual meeting of shareholders, or until their successors are elected and qualified, are as follows:

Lee Roy Mitchell	Suite 800-LB9
7502 Greenville Avenue
Dallas, Texas 75231

Paul Broadhead	2212 B Street
Meridian, Mississippi 39301

Tandy Mitchell	Suite 800-LB9
7502 Greenville Avenue
Dallas, Texas 75231

Alan W. Stock	Suite 800-LB9
7502 Greenville Avenue
Dallas, Texas 75231

Steven L. Holmes	Suite 800-LB9
7302 Greenville Avenue
Dallas, Texas 75231
VII.
     Cumulative voting by the shareholders of the Corporation at any election for directors of the Corporation is hereby prohibited. Every shareholder entitled to vote at each such election shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has a right to vote.
VIII.
     To the fullest extent permitted by applicable law, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director of the Corporation.
     Any repeal or amendment of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article, a director shall not be liable to the fullest extent permitted by any amendment to the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act hereafter enacted that further limits the liability of a director.

IX.
     Notwithstanding any other provision of these Articles of incorporation, nothing herein shall in any way be deemed to restrict the circumstances under which the Corporation is required or permitted to indemnify and advance expenses to a person under applicable law. Without limiting the foregoing, the Corporation shall indemnify any and all persons who may serve or who may have served at any time as directors or officers of the Corporation or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors and officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding, in which they are, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except to the extent forbidden by applicable law. The Corporation shall, in all cases, indemnify and advance expenses to all eligible persons under applicable law to the fullest extent permitted by such law. Indemnification and advancement of expenses of advances shall be mandatory to the extent that applicable law provides that the Corporation may authorize such indemnification and advancement of expenses. Such indemnification and advancement of expenses shall be in addition to any other rights to which those seeking indemnification and advancement of expenses may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.
     The Corporation may, to the fullest extent permitted by applicable law, at any time without further shareholder approval, purchase insurance or enter into any other arrangement for the benefit of a person eligible under applicable law to receive such benefit, insuring such person against any liability asserted against such person incurred in connection with or arising out of such person’s relationship with the Corporation whether or not the Corporation would have the power to indemnify such person against such liability under applicable law, including, but not limited to (i) creating a trust fund, (ii) establishing any form of self-insurance, (iii) securing its indemnity obligations by granting a security interest or other lien on the assets of the Corporation, or (iv) establishing a letter of credit, guaranty or surety arrangement.
     Any repeal or amendment of this Article by the shareholders of the Corporation or by changes in applicable law shall be prospective only, and shall not adversely affect any right of any person to indemnification and advancement of expenses existing at the time of such repeal or amendment. In addition to the foregoing, the right of directors and officers to indemnification and advancement of expenses shall be to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act, the Texas Business Corporation Act or any other applicable law and all amendments to such laws as hereafter enacted from time to time.
X.
     Any action which would otherwise be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.
XI.
     Except to the extent such power may be modified or divested by action of shareholders representing a majority of the issued and outstanding shares of the capital stock of the Corporation, the power to alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors.
XII.
     The corporation shall not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand dollars ($1,000.00), consisting of money, labor done or property actually received.
ARTICLE THREE
     Each such amendment made by the Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act, and such Amended and Restated Articles of Incorporation and each such amendment made by the Amendment and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation on the 3rd day of June, 1992.
ARTICLE FOUR
     The number of shares of the Class A Common Stock of the corporation outstanding at the time of such adoption was 3,000 and the number of shares of Class A Common Stock entitled to vote thereon was 3,000. The holders of all of which have signed a consent to the adoption of such restated articles of incorporation so amended.
ARTICLE FIVE
     The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the Amended and Restated Articles of Incorporation as set forth above, which accurately copy the entire text thereof as amended.

CINEMARK USA, INC.

By:	/s/ Lee Roy Mitchell

Name:	Lee Roy Mitchell
Title:	President

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